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                                                                    EXHIBIT 11.4

               THE CARBIDE/GRAPHITE GROUP, INC. AND SUBSIDIARIES
                       CALCULATION OF EARNINGS PER SHARE
        For the Fiscal Year and Each of the Quarters in the Fiscal Year
                              ended July 31, 1996
            (in thousands, except share and per share information)

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                                           1st Quarter   2nd Quarter   3rd Quarter   4th Quarter   Fiscal 1996
                                           -----------   -----------   -----------   -----------   -----------
Earnings Information:
---------------------
Income from continuing operations           $    2,659    $    3,693    $    3,980    $    3,987    $   14,319
Extraordinary loss on early
 extinguishment of debt, net                      (828)       (1,105)          (67)         (177)       (2,177)
                                           -----------   -----------   -----------   -----------   -----------
Net income applicable to Common Stock       $    1,831    $    2,588    $    3,913    $    3,810    $   12,142
                                           ===========   ===========   ===========   ===========   ===========

Common and Common Equivalent Shares:
------------------------------------
 Weighted average shares outstanding         6,678,920     7,390,738     7,873,503     8,201,837     7,545,334
 Common shares assumed issuable under
  Performance Unit Plan                        125,358       125,438        23,389        42,852        79,259
 Common shares issuable upon exercise
   of outstanding stock options:
  Primary                                    1,341,600     1,145,286       802,761       512,379       952,858
  Fully diluted                              1,347,523     1,156,755       808,860       512,379       958,057
                                           -----------   -----------   -----------   -----------   -----------
 Common and common equivalent
   shares outstanding for the period:
  Primary                                    8,145,878     8,661,462     8,699,653     8,757,068     8,577,451
  Fully diluted                              8,151,801     8,672,931     8,705,752     8,757,068     8,582,650
                                           ===========   ===========   ===========   ===========   ===========

Earnings per Share Information:
-------------------------------
 Income from continuing operations:
  Primary                                   $     0.33    $     0.43    $     0.46    $     0.46    $     1.67
  Fully diluted                             $     0.33    $     0.43    $     0.46    $     0.46    $     1.67
 Net income applicable to Common Stock:
  Primary                                   $     0.22    $     0.30    $     0.45    $     0.44    $     1.42
  Fully diluted                             $     0.22    $     0.30    $     0.45    $     0.44    $     1.41
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